Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK HOLDINGS, INC. AND NORTEK, INC.
EXTEND CONSENT EXPIRATION DATE FOR TENDER OFFERS
AND
SET PRICING OF TENDER OFFER CONSIDERATION FOR
NORTEK INC.’S 9.875% SENIOR SUBORDINATED NOTES DUE 2011

PROVIDENCE, RI, August 3, 2004—Nortek Holdings, Inc. (“Nortek Holdings”), the parent company of Nortek, Inc. (“Nortek”), and Nortek, a leading international designer, manufacturer and marketer of high-quality brand name building products, announced today that they have extended the consent expiration date applicable to Nortek Holdings’ previously announced tender offer to purchase for cash all of its outstanding 10% Senior Discount Notes due 2011 (the “Discount Notes”) and Nortek’s previously announced tender offers to purchase for cash all of its outstanding 9.875% Senior Subordinated Notes due June 15, 2011 (the “9.875% Notes”) and Senior Floating Rate Notes due 2010 (“Floating Rate Notes”), and the solicitation of consents to eliminate most of the restrictive covenants in the indentures governing each of the three series of notes, to midnight, New York City time, on August 4, 2004. A consent payment of $20.00 for each $1,000 principal amount at maturity of tendered and accepted

Discount Notes and each $1,000 principal amount of tendered and accepted 9.875% Notes or Floating Rate Notes is payable as part of the total consideration for such notes only to holders who validly tender their notes and deliver consents by the new consent expiration date.

As of 5:00 p.m., New York City time, on August 2, 2004, approximately 97% principal amount at maturity of the outstanding Discount Notes, approximately 94% principal amount of the outstanding 9.875% Notes and approximately 96% principal amount of the outstanding Floating Rate Notes had been validly tendered and had not been withdrawn in the tender offers and consent solicitations.

The expiration date of the tender offers, 9:00 a.m., New York City time, on August 17, 2004 (unless extended or terminated), is unchanged. Except as set herein, the tender offers and consent solicitations are being made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 20, 2004, as supplemented on July 29, 2004, and the Consent and Letter of Transmittal distributed with the Offer to Purchase and Consent Solicitation Statement (the “Offer Documents”). Each tender offer is conditioned upon, among other things, the consummation of the acquisition of Nortek Holdings by a corporation formed at the direction of affiliates of Thomas H. Lee Partners, L.P.

As announced on July 29, 2004, the total consideration to be paid for each $1,000 principal amount of the 9.875% Notes tendered and accepted for purchase pursuant to the tender offer is an amount based on a fixed spread of 50 basis points over the yield to maturity of the 2.75% U.S. Treasury Note due June 30, 2006, set at 2:00 p.m., New York City time, on August 2, 2004. The foregoing amount includes a consent payment of $20.00 per $1,000 principal amount of the 9.875% Notes validly tendered on or prior to the consent expiration date, extended to midnight on August 4, 2004, as set forth above. Holders who tender their 9.875% Notes after the consent expiration date will not be entitled to receive the consent payment.

UBS Securities LLC and Credit Suisse First Boston LLC, the dealer managers for the tender offers and the solicitation agents for the consent solicitations, have calculated that the yield to maturity on the 2.75% U.S. Treasury Note due June 30, 2006 as of 2:00 p.m., New York City time, on August 2, 2004 was 2.639%. Based on an assumed settlement date of August 18, 2004, the total consideration to be paid for each $1,000 principal amount of tendered and accepted 9.875% Notes would be $1,165.14, of which $20.00 is a consent payment payable only to holders of 9.875% Notes who have validly tendered notes and delivered consents by the consent expiration date.

The tender offers will expire at 9:00 a.m., New York City time, on August 17, 2004, unless extended or terminated. In the event that the expiration date of the tender offers is extended, new pricing terms may be determined. Information regarding the pricing, tender and delivery procedures and conditions to the tender offers relating to the Discount Notes, the 9.875% Notes and the Floating Rate Notes is contained in the Offer Documents as supplemented hereby and by Nortek’s press release dated July 29, 2004.

UBS Securities LLC and Credit Suisse First Boston LLC, the dealer managers for the tender offer and the solicitation agents for the consent solicitation, can be contacted at (888) 722-9555 extension 4210 and (800) 820-1653, respectively. MacKenzie Partners, Inc. is acting as information agent and can be contacted at (800) 322-2885. Copies of the Offer Documents and other related documents may be obtained from the information agent.

The tender offers and consent solicitations are being made solely on the terms and conditions set forth in the Offer Documents, as supplemented hereby and by Nortek’s press release dated July 29, 2004. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the notes or any other securities of Nortek Holdings and Nortek. It also is not a solicitation of consents to the proposed amendments to the related indentures. No recommendation is made as to whether holders of the notes should tender their notes or give their consent.

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products currently include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current plans and expectations of Nortek Holdings and Nortek and necessarily involve risks and uncertainties that could cause actual future events to differ materially from those set forth in the forward-looking statements. There is no assurance that the tender offers by Nortek Holdings and Nortek will be consummated.

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